UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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       (as permitted by Rule 14a-6(e)(2))
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[ ]    Soliciting Material Pursuant to Section 240.14a-12


                             NASHUA CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                     [Letterhead of Nashua Corporation]


FOR IMMEDIATE RELEASE

                                     Contact:   Paul Verbinnen/Judy Brennan
                                                Sard Verbinnen & Co.
                                                212-687-8080


                 NASHUA EXPECTS RITTENHOUSE ACQUISITION TO
                   BE ACCRETIVE TO EPS BEGINNING IN 2000

                           ---------------------

      NASHUA, N.H., APRIL 7, 2000 -- Nashua Corporation (NYSE: NSH), a leading manufacturer of specialty coated products, labels, toners and developers, said today that its planned acquisition of privately-held Rittenhouse Paper Company, announced on March 22, is expected to be accretive on an annualized basis to Nashua's 2000 earnings per share (EPS) by approximately $0.37, and to 2001 EPS by approximately $0.77, based on anticipated operational and overhead synergies. In 1999, Nashua and Rittenhouse had 1999 revenues of approximately $170 million and $140 million, respectively.

      The transaction is expected to be completed this month, subject to Hart-Scott-Rodino clearance, other customary closing conditions and possible termination if not closed by April 24, 2000 or extended by Rittenhouse. Nashua has obtained a commitment from Fleet Bank - New Hampshire and LaSalle Bank to finance the transaction.

      Said Jerry Garbacz, Chairman, President and Chief Executive Officer of Nashua, "Rittenhouse will make Nashua the #1 specialty thermal paper/label manufacturer in the U.S., culminating our turnaround strategy which began in 1996. The combination of Nashua and Rittenhouse will create a much more valuable and attractive company."

      Said Andy Albert, President and Chief Executive Officer of Rittenhouse, who will become President and Chief Operating Officer of Nashua upon the closing of the transaction, "This compelling combination will leverage the core competencies of both companies and expand our product offerings to our respective customers. It will also optimize our manufacturing equipment utilization and increase productivity. Together, we will be better positioned to meet the needs of our customers and achieve growth."

      Rittenhouse manufactures and markets a wide range of specialty thermal, carbonless and bond papers, pressure-sensitive labels and imaging supplies. In paper, Rittenhouse is primarily a converter and printer of products serving the retail, financial, business machine and engineering/architectural markets. The Company also manufactures a wide assortment of pressure-sensitive labels and venue tickets for commercial and consumer use. In imaging, it manufactures and markets ribbons for use in retail, financial and office equipment. Rittenhouse, headquartered in Chicago, has manufacturing facilities in Jefferson City, TN, Dekalb, IL, and Los Angeles, CA. Additional information about Rittenhouse can be found at www.rithouse.com.

      Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal coated papers, pressure-sensitive labels and other specialty papers, as well as Ricoh-compatible and Xerox-compatible toners and developers. Additional information about Nashua Corporation can be found at www.nashua.com.

AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION

On March 20, 2000, Nashua filed with the SEC definitive proxy materials to be used to solicit votes for the re-election of its Board at its annual meeting of shareholders, which will be held on April 25, 2000. Nashua strongly advises all its shareholders to read these materials when they receive them because they contain important information.

The proxy statement included in Nashua's definitive proxy materials as supplemented contains a list of the participants in any solicitation on behalf of the Board of Directors of Nashua. Copies of these proxy materials are available for no charge from Nashua's proxy solicitor, Corporate Investor Communications, Inc. at the toll-free number 1-888-238-1257, and from the SEC's web site at www.sec.gov.

      FORWARD-LOOKING STATEMENTS

      This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipates," "will be," "expects," "is expected to be," "planned," and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, failure to complete the Rittenhouse acquisition or achieve its anticipated synergies, the Company's future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

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